Exhibit 24(b)(6)(a)

                             ARTICLES OF RESTATEMENT

                                       OF

                          THE ARTICLES OF INCORPORATION

                     MONY LIFE INSURANCE COMPANY OF AMERICA



                           (As Amended July 22, 2004)


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                                                         ARTICLES OF RESTATEMENT
                                                OF THE ARTICLES IN INCORPORATION
                                                                              OF
                                          MONY LIFE INSURANCE COMPANY OF AMERICA

The Articles of Incorporation are amended and restated to read as follows:

         1. Name. The name of the Corporation is MONY Life Insurance Company of America.

         2. Purpose. The purpose for which this corporation is organized is the transaction of business as a domestic life and disability insurer pursuant to the provisions of Title 20, Arizona Revised Statutes and the transaction of any and all lawful business for which corporations may be incorporated under Arizona law.

         3. Initial Business. The Corporation initially intends to conduct the business of a domestic life and disability insurer.

         4. Authorized Capital. The Corporation shall have authority to issue 5,000,000 shares of common stock, par value $1.00 per share.

         5. Statutory Agent. The name and address of the statutory agent of the Corporation is [insert name, address].

         6. Directors. The number of persons to serve on the Board of Directors shall be fixed by the By-Laws but shall not be less than five nor more than fifteen. The names and addresses of the Corporation's first directors are included within the original incorporation documents of the Corporation, which are hereby incorporated by reference.

         7. Annual Meeting. The annual meeting of shareholders of the Corporation shall be held on such date each year as shall be specified in the By-Laws or by resolution of the Board of Directors and if not so specified, then the third Wednesday in May of each year, or on the next succeeding day if such day be a holiday.

         8. Principal and other Places of Business. The principal place of business of the Corporation shall be located at New York, New York, but the Corporation shall be authorized to transact business and maintain places of business in all the counties of the State of Arizona and elsewhere throughout the world.

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         9. Indebtedness Limitations. There shall not be any limitations on the
Corporation's indebtedness.

         10. Assessment. The stock of the Corporation shall not be liable to assessment, except as provided by Article 14, Section 11 of the Constitution of the State of Arizona.

         11. Incorporators. The names and addresses of the incorporators of the Corporation at the time of the original incorporation are included within the original incorporation documents of the Corporation, which are hereby incorporated by reference.

         12. Distributions from Capital Surplus. The Board of Directors of the Corporation may, from time to time, distribute on a pro rata basis to its shareholders out of the capital surplus of the Corporation a portion of its assets, in cash or property, but only to the extent that such surplus exceeds the surplus required to be maintained by a domestic life and disability insurer and as permitted by applicable law.

         13. Indemnification of Officers, Directors, Employees and Agents. (a) Each person who is or was or had agreed to become a Director or officer of the Corporation, and each person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as a director or officer of another corporation (including, without limitation, the Corporation's subsidiaries), partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation and (b) each person who is or was or who had agreed to become an employee or agent of the Corporation or who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as a director or officer of another corporation (including, without limitation, the Corporation's subsidiaries), partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executor, administrators or estate of such person), may be indemnified by the Corporation, in each case in accordance with the By-Laws, to the full extent permitted from time to time by Title 10, Corporations and Associations, Arizona Revised Statutes, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in these Articles. Any amendment or repeal of these Articles shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

         14. Limitation of Liability. A Director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for action taken or failure to take action as a director, provided that nothing contained in these Articles shall eliminate

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or limit the liability of a director for (a) the amount of a financial benefit received by a director to which the director is not entitled, (b) an intentional infliction of harm on the Corporation or the shareholders, (c) a violation of
Section 10-833, Arizona Revised Statutes or (d) an intentional violation of criminal law. No repeal, amendment or modification of these Articles shall eliminate or reduce its effect with respect to any act or omission of a director of the Corporation occurring prior to such repeal, amendment or modification.

         15. Repurchase of Shares. Provided that the capital stock is not thereby reduced to an amount less than the minimum required to be maintained by a domestic life and disability insurer, the board of directors of the Corporation may, from time to time, cause the Corporation to purchase its own shares to the extent of the unreserved and unrestricted earned and capital surplus of the Corporation, but only to the extent that such surplus exceeds the surplus required to be maintained by a domestic life and disability insurer.

         16. Perpetual Existence. The existence of the Corporation shall be perpetual.


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6/30/2004